Knoll

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Robust Recovery In Demand And Profitability.

Backlog, Sales, Operating Profits And Operating Margins All At The Highest Levels Since 2008.

EAST GREENVILLE, PA, February 4, 2011 -- Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2010. Net sales were $239.8 million for the quarter, an increase of 30.4% from fourth quarter 2009. Operating profit was $24.2 million, or 10.1% of net sales, an increase of 112.3% from the fourth quarter 2009. Excluding restructuring charges of $1.7 million, adjusted operating profit was $25.9 million during the fourth quarter of 2010, or 10.8% of net sales, an increase of 73.8% when compared to adjusted operating profit from the fourth quarter of 2009. Net income was $10.8 million, an increase of 170.0% when compared with the fourth quarter of 2009. Diluted earnings per share was $0.23 for the quarter compared to $0.09 per share in the prior year. Adjusted earnings per share was $0.26 for the quarter compared to $0.14 per share in the prior year.

For the full year, net sales were $809.5 million, an increase of 3.8% when compared to 2009. Operating profit was $64.7 million, or 8.0% of net sales, an increase of 1.9% when compared to 2009. Operating profit for the full year of 2010 includes restructuring charges of $7.6 million. Excluding these charges adjusted operating profit was $72.2 million, or 8.9% of net sales, a decrease of 4.4% when compared to the full year 2009 adjusted operating profit. Net income was $28.0 million, an increase of 2.2% when compared to 2009. Diluted earnings per share was $0.61 for the year compared to $0.60 per share in the prior year. Adjusted earnings per share was $0.71 compared to $0.77 per share in the prior year.

"We ended 2010 on a high note," commented Andrew Cogan, CEO. "The combination of improved economic conditions and our investments in innovative new designs drove better than industry growth and the highest operating margins and backlog since the end of 2008. For over a decade now we have been building a diversified design driven product portfolio and flexible business model that has delivered industry leading financial results in all market conditions. In the years ahead we see tremendous opportunity to continue to differentiate Knoll through an ongoing commitment to design based businesses."

Fourth Quarter Results

Fourth quarter 2010 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	12/31/10	12/31/09	Change

Net Sales	$239.8	$183.9	30.4%
Gross Profit	77.2	62.7	23.1%
Operating Expenses	51.3	47.7	7.5%
Restructuring and Other Charges	1.7	3.5	(51.4)%
Operating Profit	24.2	11.4	112.3%
Adjusted Operating Profit	25.9	14.9	73.8%
Net Income	10.8	4.0	170.0%
Earnings Per Share - Diluted	.23	.09	155.6%
Adjusted Earnings Per Share - Diluted	.26	.14	85.7%
Backlog	196.6	153.0	28.5%

Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to GAAP earnings per share and GAAP operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $239.8 million, an increase of $55.9 million, or 30.4%, when compared with the fourth quarter of 2009, representing increased volume across all product categories and geographies. During the quarter, office systems experienced double digit growth. Seating once again had the largest percentage growth rate as sales for our Generation by Knoll® chair continue to increase. During the fourth quarter of 2010 sales growth in Europe outpaced North America.

Backlog of unfilled orders at December 31, 2010 was $196.6 million, an increase of $43.6 million, or 28.5%, versus the prior year.

Gross profit for the fourth quarter of 2010 was $77.2 million, an increase of $14.5 million, or 23.1%, from the same period in 2009. Gross margin decreased from 34.1% in the fourth quarter of 2009 to 32.2%. The decrease from the fourth quarter of 2009 resulted from price deterioration, a greater mix of government sales, material inflation and expedited freight costs to meet customer demand. The strengthening of the Canadian dollar also negatively affected our gross margin.

Operating expenses for the quarter were $51.3 million, or 21.4% of net sales, compared to $47.7 million, or 25.9% of net sales, for fourth quarter of 2009. The increase in operating expenses during the fourth quarter of 2010 was in large part due to increased commissions and incentive compensation associated with our higher sales volumes.

Our operating profit for the fourth quarter of 2010 was $24.2 million, an increase of $12.8 million, or 112.3%, when compared to the same period in 2009. Operating profit as a percentage of net sales was 10.1% for the fourth quarter of 2010 and includes restructuring charges of $1.7 million. Excluding those restructuring charges, operating profit would have been $25.9 million, or 10.8% of net sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

During the fourth quarter 2010, other expense included $2.9 million of foreign exchange losses and $0.1 million of miscellaneous expense. Other expense for the fourth quarter 2009 included $1.7 million of foreign exchange losses offset by $0.4 million of miscellaneous income.

The effective tax rate was 37.2% for the fourth quarter of 2010, as compared to 32.1% for the same period last year. The increase in the effective tax rate is largely due to the mix of pretax income between the countries in which we operate.

Net income for the fourth quarter 2010 was $10.8 million, or $0.23 diluted earnings per share, as compared to $4.0 million, or $0.09 per share, for the same quarter in 2009.

Cash generated from operations during the fourth quarter 2010 was $38.2 million, compared to $10.4 million in the same period of 2009. Capital expenditures for the fourth quarter 2010 totaled $4.4 million compared to $2.2 million for 2009. We repaid $10.0 million of debt during the fourth quarter of 2010 compared to $15.0 million during 2009. During the fourth quarter of 2010, we increased our quarterly dividend from $0.02 per share to $0.06 per share.

Full Year Results

2010 financial results highlights follow:
Dollars in Millions Except Per Share Data	Twelve Months Ended		Percent
	12/31/10	12/31/09	Change

Net Sales	$809.5	$780.0	3.8%
Gross Profit	264.3	269.4	(1.9)%
Operating Expenses	192.1	194.0	(1.0)%
Restructuring and Other Charges	7.6	12.0	(36.7)%
Operating Profit	64.7	63.5	1.9%
Adjusted Operating Profit	72.2	75.5	(4.4)%
Net Income	28.0	27.4	2.2%
Earnings Per Share - Diluted	0.61	0.60	1.7%
Adjusted Earnings Per Share - Diluted	0.71	0.77	(7.8)%
Backlog	196.6	153.0	28.5%

For the year, net sales totaled $809.5 million an increase of $29.5 million, or 3.8%, from 2009 net sales of $780.0 million. Seating experienced double digit growth during the year as our Generation by Knoll® chair continues to gain seating market share. Systems sales declined on a year over basis but showed significant improvement during the third and fourth quarters of 2010. Based upon percentage growth, Europe grew faster than North America in 2010.

During the full year 2010, gross margin decreased from 34.5% in 2009 to 32.7% in 2010. The largest contributors to this decrease were price deterioration and material inflation, particularly steel. The strengthening of the Canadian dollar during 2010 also negatively affected our gross margin. Gross profit dollars decreased 1.9% from $269.4 million in 2009 to $264.3 million in 2010.

Operating expenses for 2010 were $192.1 million, or 23.7% of net sales, compared to $194.0 million, or 24.9% of net sales, for 2009. The modest decrease in operating expenses during 2010 was in large part due to cost control measures that were put in place during the downturn in the industry and which more than offset increased incentive compensation this year.

Our operating profit for 2010 was $64.7 million, an increase of $1.2 million, or 1.9%, when compared with the same period in 2009. Operating profit as a percent of net sales was 8.0% for 2010 and includes restructuring charges of $7.6 million. Excluding those restructuring charges, operating profit would have been $72.2 million, or 8.9% as a percent of net sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Interest expense for 2010 increased $3.6 million when compared with the full year 2009. The increase in interest expense is due to interest rate swap agreements that we entered into during 2008. These agreements expire June 9, 2011. Other expense in 2010 included $5.5 million of foreign exchange losses, a $1.2 million non-cash expense related to the ineffective portion of our interest rate swaps, and a $0.3 million gain on miscellaneous income. Other expense in 2009 included $6.6 million of foreign exchange losses offset by a $0.8 million gain on miscellaneous income.

The effective tax rate was 31.4% for the year, as compared to 37.5% for the same period last year. The decrease in our effective tax rate was due to a $2.5 million tax benefit related to foreign tax credits that was recorded during the second quarter of 2010. Without this benefit, our tax rate for the year would have been 37.5%. Our effective tax rate is dependent upon the mix of pretax income between the countries in which we operate.

We generated 2010 net income of $28.0 million, or $0.61 diluted earnings per share, compared to $27.4 million, or $0.60 diluted earnings per share, in 2009.

Annual cash generated from operations in 2010 was $89.7 million, compared to $52.9 million the year before. Capital expenditures in 2010 totaled $8.3 million compared to $13.7 million for 2009. During 2010 the Company repaid $50.0 million of debt compared to $42.0 million in 2009. The Company also paid dividends of $5.5 million in 2010.

"Over the past 12 months we went from managing a dramatic contraction in demand to managing a more robust recovery in demand. Throughout this cycle we continued to invest in the business while simultaneously strengthening our balance sheet. As a result when conditions improved we were able to generate double digit operating margins and increase the cash we return to our shareholders through our dividend" commented Barry L. McCabe, EVP & CFO.

The Company added that on February 3, 2011, its Board of Directors declared a quarterly cash dividend of $0.06 per share payable on March 31, 2011, to stockholders of record on March 15, 2011.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of severance related expenses, the write-off of fixed assets, equipment relocation expenses, and other costs associated with restructuring charges. We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following table reconciles adjusted earnings per share to GAAP earnings per share for the periods indicated.

	Three Months Ended December 31,
	2010	2009

Earnings per Share - Diluted	$0.23	$0.09
Add back:
Restructuring charges	0.02	0.05

Adjusted Earnings per Share - Diluted	$0.26	$0.14

	Twelve Months Ended December 31,
	2010	2009

Earnings per Share - Diluted	$0.61	$0.60
Add back:
Restructuring charges	0.10	0.17

Adjusted Earnings per Share - Diluted	$0.71	$0.77

The following table reconciles adjusted operating profit to GAAP operating profit for the periods indicated.

	Three Months Ended December 31,
	2010	2009

Operating Profit ($mm)	$24.2	$11.4
Add back:
Restructuring charges	1.7	3.5

Adjusted Operating Profit	$25.9	$14.9

	Twelve Months Ended December 31,
	2010	2009

Operating Profit ($mm)	$64.7	$63.5
Add back:
Restructuring charges	7.6	12.0

Adjusted Operating Profit	$72.2	$75.5

Conference Call Information

Knoll will host a conference call on Friday, February 4, 2011 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 901-5213

International 617 786-2962

Passcode 54518425

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through February 11, 2011 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 71862923).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Sales	$239,784	$183,945	$809,467	$780,033
Cost of sales	162,588	121,271	545,118	510,590

Gross profit	77,196	62,674	264,349	269,443
Selling, general, and administrative expenses	51,301	47,724	192,122	193,995
Restructuring and other charges	1,690	3,537	7,565	11,959

Operating income	24,205	11,413	64,662	63,489
Interest expense	3,996	4,181	17,436	13,862
Other expense, net	3,010	1,297	6,379	5,832

Income before income tax expense	17,199	5,935	40,847	43,795
Income tax expense	6,406	1,907	12,823	16,442

Net income	$10,793	$4,028	$28,024	$27,353

Earnings per share:
Basic	$.24	$.09	$0.61	$0.60
Diluted	$.23	$.09	$0.61	$0.60
Weighted-average shares outstanding:
Basic	45,814,226	45,514,140	45,600,043	45,403,401
Diluted	46,130,869	45,543,831	45,970,680	45,413,770

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$26,935	$5,961
Customer receivables, net	126,780	113,652
Inventories	85,216	79,964
Prepaid and other current assets	22,229	14,300

Total current assets	261,160	213,877
Property, plant, and equipment, net	122,219	135,045
Intangible assets, net	298,347	299,162
Other noncurrent assets	7,112	7,536

Total Assets	$688,838	$655,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$135	$149
Accounts payable	101,206	74,687
Other current liabilities	90,577	78,428

Total current liabilities	191,918	153,264
Long-term debt	245,000	295,156
Other noncurrent liabilities	125,534	117,638

Total liabilities	562,452	566,058

Stockholders' equity	126,386	89,562

Total Liabilities and Stockholders' Equity	$688,838	$655,620

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2010	2009

Net income	$28,024	$27,353

Cash Flows provided by Operating Activities	89,668	52,853

Cash Flows used in Investing Activities	(9,037)	(14,519)

Cash Flows used in Financing Activities	(57,523)	(51,778)

Effect of exchange rate changes on cash and cash equivalents	(2,134)	4,502

Increase (Decrease) in cash and cash equivalents	20,974	(8,942)

Cash and cash equivalents at beginning of period	5,961	14,903

Cash and cash equivalents at end of period	$26,935	$5,961